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                                                                      EXHIBIT 99

FRIDAY APRIL 6, 4:56 PM EASTERN TIME

PRESS RELEASE

S1 CORPORATION ANNOUNCES DATE OF ANNUAL SHAREHOLDER MEETING

        ATLANTA, April 6, 2001 -- S1 Corporation (NASDAQ: SONE), a leading global provider of eFinance solutions and services, announced today that it will hold its Annual Shareholder Meeting on Wednesday, May 23, 2001 at 8:30 a.m. EST at the Swissotel, 3391 Peachtree Road NE, Atlanta, Georgia. Holders of record of S1's common stock and Series D Convertible Preferred Stock as of April 25, 2001 will be entitled to vote at the meeting and will receive written notice of the meeting and copies of the proxy materials.

ABOUT S1 CORPORATION

S1 is a leading global provider of innovative eFinance solutions and services that are centered on banking, brokerage and insurance. S1 is enabling financial service providers to create a complete Integrated eFinance Experience(TM) by delivering the tools necessary to meet the evolving demands of their customers across various lines of businesses, market segments and delivery channels. Through its Open eFinance Architecture(TM), S1 offers a broad range of applications that empower financial institutions to increase revenue, strengthen customer relationships and gain competitive advantage. Additionally, through the Company's professional services organization, S1 applications can be implemented in-house or hosted in an S1 Data Center. Additional information about S1 is available at http://www.s1.com.


CONTACT:

               Sterling Hager, Inc. for S1 Corporation
               Tracey Frederickson
               617-926-6665 ext. 241
               tfrederickson@sterlinghager.com
               or
               Investor Relations for S1 Corporation
               Nancy O'Donnell
               404-812-6200
               nancy.odonnell@s1.com